Suspect Detection Systems
Letter to Shareholders

April 2, 2009

Dear Shareholders,

In 2009, terrorists and criminals are better organized and more sophisticated than ever before, taking advantage of new techniques and flaws in public awareness to commit devastating acts.  To keep public citizens and private enterprises safe from potent threats requires an even greater degree of sophistication and advanced technology.

Suspect Detection Systems Inc. (SDS) is a developer of proprietary anti-terror and anti-crime technology designed to identify threats in real-time, and prevent incidents before they are carried out.  The technology detects the hidden ‘hostile intent’ of assailants—before they commit their intended acts—with a remarkable degree of accuracy.

Cogito Technology
Designed on the principle that an individual’s thoughts can identify their intended actions, SDS has developed Cogito technology.  SDS has borrowed from the well-known principle stated in 1644 by René Descartes: ‘Cogito Ergo Sum’; I think therefore I am.  Cogito technology exposes the ‘guilty knowledge’ possessed in the mind of an individual seeking to commit an intentional act.

Cogito uses a combination of audiovisual elements, customized interrogation methods, and a unique set of advanced algorithms to analyze outputs of a potential suspect’s Parasympathetic Nervous System.  In a matter of minutes the Cogito system emulates the analysis of manual polygraph specialists, and determines whether an individual in question is a suspect or non-suspect.  The system is designed to operate without the presence of interrogation experts.

Cogito has been designed with both mobile and stand-alone applications.  SDS technology can be instantly introduced to any market, and can be easily deployed worldwide at any location susceptible to infiltration and attack.

Cogito operates in a class unto itself, as there are no systems available anywhere on the market that can automatically and quickly detect hostile intent.  The Cogito system is effective, commercially viable and affordable.  Cogito is particularly inexpensive compared to the potential costs suffered during a successful terror attack or crime.

Commercial Penetration
After extensive research, development, and successful testing—all sponsored in part by the U.S. Homeland Security Department’s Transportation Security Administration (TSA)—SDS Cogito Technology has been introduced to the commercial market as a powerful crime and terror prevention mechanism.

Cogito has been deployed by Federal, Military and Private Enterprises in the United States, Israel, South Africa, Mexico, India, Colombia, Guatemala and Azerbaijan.  Satisfied owners of pilot SDS systems are now expected  to submit larger orders of multiple Cogito field units.

In 2008 and early 2009, multiple units of the Cogito system have been sold to Federal Law Enforcement agencies in India and Mexico, with additional sales expected later this year.

These countries face dynamic terror and criminal threats, and have allocated budgets to prevent such activity.  Both the Indian and Mexican governments are committed to the premise of detecting hostile intent as a successful prevention tool, and have already authorized their respective Law Enforcement agencies to proactively acquire Cogito technology.

Marketing Strategy
SDS has developed a strong multinational sales channel, with agents and integrators working worldwide to deliver Cogito technology.  SDS has established commercial marketing agreements with global and nationwide homeland security system providers.

Agreements have been initiated with a global defense and homeland security system provider based in Israel, and a leading commercial retailer of defense systems in India.  In addition, a similar marketing agreement has been signed in the U.S. with a Fortune 500 homeland security and defense integrator.

In 2010, SDS aims to expand the commercial reach of Cogito technology to the large markets of the Asia pacific.  SDS has opened negotiations for an exclusive marketing agreement with a large scale leading defense system provider in China.  By 2011, SDS plans to penetrate Western markets in large scale and in particular across the United States.

Realizing Our Potential
SDS is poised to succeed in preventing terror across the globe through the fertile sales channels and expertise of our management.  Cogito Technology was researched and developed by SDS subsidiary Suspect Detection Systems Ltd., in Israel.

The Suspect Detection Systems Ltd. Management team, led by Eran Drukman and Shabtai Shoval, has a proven track record of leading successful companies through all business development phases, from start-up to maturity:

Eran Drukman – Founder and President
▪	Senior Management Experience in High-Tech, Telecom and Security
▪	Established Worldwide Sales Channel Network
▪	Former VP Sales of Nice Systems Intelligence Solution Division (NASDAQ: NICE)
▪	Former VP Sales & Marketing of Comverse TVGate Division (NASDAQ: CMVT)
▪	10 years of Senior Positions in the Israeli Prime Minister Office

Shabtai Shoval – Founder and CEO
▪	Over 15 years senior management experience in the High Tech and Telecom
▪	Former CEO of Comverse TVGate Division (NASDAQ: CMVT)
▪	Former VP of Telrad Holding (Investment Arm of KOOR Industries)
▪	Former President of the Israeli Cable TV Association
▪	Former Special Advisor to the Israeli Prime Minister office

In addition, SDS features a highly qualified Board of Directors and Advisory Board of top executives, software and algorithm industry leaders, and leading experts in counter-terrorism strategy.

Initial SDS sales have capitalized on our Management’s highly developed multinational distribution arteries in the software and defense sectors.  SDS is anticipating a growing revenue stream in 2009, through the full implementation of the Cogito system.  We anticipate even greater success through 2010 and 2011, as the system continues to succeed in the prevention of criminal and terrorist activity across the globe.

We would like to offer our sincere thanks to our valued shareholders for their encouragement and support of our success thus far. We look forward to the fulfillment of our mutual vision by delivering tangible results in the coming year and beyond.

Sincerely,
Asher Zwebner
CEO, Suspect Detection Systems Inc.

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of Suspect Detection Systems and its technologies. Readers are cautioned not to place undue reliance on these statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including without limitation, market penetration of our products, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Suspect Detection Systems may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Suspect Detection Systems encourages the public to read the information provided here in conjunction with its most recent financial filings on Form 10-K and Form 10-Q. Suspect Detection Systems' public filings may be viewed at www.sec.gov.